Registration No. 333-45740
Rule 424(b)(2)

PRICING SUPPLEMENT No. 21 Dated October 10, 2001 (To Prospectus dated September 22, 2000)
$10,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $700,000,000
Price to Public: 100%	Proceeds to HFC: 99.94%
Issue Date: October 15, 2001	Stated Maturity: October 15, 2003
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on October 11, 2001.
Interest Rate Basis: LIBOR Telerate
Spread or Spread Multiplier: Plus +.27% (+27 basis points)

Interest Payment Dates: : On the 15th of January, April, July and October of each year, commencing January 15, 2002, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.
Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.
Index Maturity: Three months

Agent: Merrill Lynch & Co. - $255,000,000
Warburg Dillon Read LLC. - $150,000,000
Morgan Stanley Dean Witter - $110,000,000
Mizuho International plc - $100,000,000
Salomon Smith Barney Inc. - $50,000,000
ABN AMRO Incorporated - $35,000,000

Agent's Discount or Commission: .06%